Exhibit 99.1

                      AMERICAN MORTGAGE ACCEPTANCE COMPANY
                    REPORTS SECOND QUARTER FINANCIAL RESULTS

NEW YORK, NY - August 7, 2003 - American Mortgage Acceptance Company ("AMAC" or the "Company") (AMEX: AMC) today announced financial results for its second quarter ended June 30, 2003.

Financial Highlights

AMAC had total revenues of approximately $3.3 million for the three months ended June 30, 2003, representing an increase of approximately 22.6% as compared to revenues of approximately $2.7 million for the three months ended June 30, 2002. For the three months ended June 30, 2003, AMAC had net income of approximately $2.6 million, representing an increase of approximately 4.7% as compared to net income of approximately $2.5 million for the three months ended June 30, 2002. On a per share basis (basic and diluted), net income was $0.32 for the three months ended June 30, 2003, representing a decrease in net income per share of approximately 17.9% as compared to $0.39 for the three months ended June 30, 2002. The decrease in net income per share is primarily attributable to four non-performing loans in the Company's portfolio of mezzanine and bridge loans. As previously disclosed in a press release dated July 17, 2003, the Company revised financial guidance for the quarter and year as a result of the anticipated loss of interest on the non-performing loans, which have an aggregate principal amount of $10.5 million.

AMAC's present quarterly dividend on an annualized basis is $1.60 per share, representing an approximate 11.3% yield on the $14.15 per share closing price on August 6, 2003.

"While AMAC's financial performance in the second quarter was affected by the default of certain mezzanine and bridge loans in our portfolio, those loans only represented approximately 4% of the Company's total assets, and the remainder of our investment portfolio, 66% of which is government insured, continues to perform well," said Stuart J. Boesky, Chairman and Chief Executive Officer of AMAC. "We are taking the steps necessary to preserve our investment in these mezzanine and bridge loans, and we do not believe that AMAC will experience a loss of principal as a result of these defaults. We continue to focus on executing our business plan for 2003."

Second Quarter Portfolio Investment Activity

In April 2003, AMAC funded approximately $2.4 million of a $2.6 million mezzanine loan for Villas of Highpointe, a 304-unit apartment complex in Lewisville, Texas. The loan bears interest at a fixed rate of 14.57%. Once the property achieves stabilized operations, which is expected to occur within 22 months from closing, AMAC will fund an additional $693,000 loan that will provide a weighted average interest rate of 16.5% on the two loans. The loans will mature in approximately 32 years. The Company received a loan origination fee of 5.71%.

During the second quarter of 2003, AMAC purchased 12 Fannie Mae certificates for an aggregate purchase price of approximately $33.6 million. The Fannie Mae certificates are secured by properties in California, Connecticut, Louisiana, Maryland, Massachusetts, Minnesota, and Texas and carry a weighted average coupon of 5.55%.

Capital Markets Activity

In April 2003, AMAC completed the public offering of 1,955,000 common shares of beneficial interest at a price of $15.00 per share, which includes the full exercise of the over-allotment option. RBC Capital Markets and JMP Securities served as underwriters for the common equity offering. The offering resulted in aggregate net proceeds of approximately $27.5 million to AMAC.

Share Repurchase Plan

Subsequent to the close of the second quarter, AMAC's Board of Trustees approved a share repurchase plan for the Company. The plan enables AMAC to repurchase, from time to time, up to 1,000,000 common shares. The repurchases will be made in the open market, and the timing will be dependant on the availability of shares and other market conditions.

"With AMAC currently trading at a discount to its net asset value, this is a favorable time for the Company to adopt a share repurchase plan," said Stuart A. Rothstein, Executive Vice President and Chief Financial Officer of AMAC. "While there is no specific time table set for repurchases, AMAC will be able to provide additional value to its shareholders through the opportunistic repurchase of shares."

Management Conference Call

Management will conduct a conference call today to review the Company's second quarter financial results for the period ended June 30, 2003. The conference call is scheduled for 11:00 a.m. Eastern Time. Callers will be invited to ask questions during the conference call. Investors, brokers, analysts, and shareholders wishing to participate should call (800) 289-0572. For interested individuals unable to join the conference call, a replay of the call will be available through Monday, August 11, 2003, at (888) 203-1112 (Passcode 464422) or on our website, www.americanmortgageco.com, through Thursday, August 21, 2003.

Supplemental Financial Information

For more detailed financial information, please access the Supplemental Financial Package, which is available in the Investor Relations section of the AMAC website at www.americanmortgageco.com.

About the Company

AMAC is a real estate investment trust that specializes in multifamily housing finance. AMAC originates and acquires mezzanine loans, bridge loans, and government-insured first mortgages secured by multifamily housing properties throughout the United States. For more information, please visit our website at www.americanmortgageco.com or contact the Shareholder Services Department directly at (800) 831-4826.

              AMERICAN MORTGAGE ACCEPTANCE COMPANY AND SUBSIDIARIES
                           Consolidated Balance Sheets
                             (Dollars in thousands)


                                                      ==================            ================
                                                           June 30,                   December 31,
                                                             2003                         2002
                                                      ------------------            ----------------
                                                          (Unaudited)

ASSETS
Investments in debt securities - available for sale        $    157,688                $    114,034
Investments in mortgage loans, net                               15,581                      22,384
Investment in ARCap                                              20,240                      20,240
Real estate owned                                                 7,844                          --
Cash and cash equivalents                                         3,406                      10,404
Restricted cash                                                   8,282                          --
Notes receivable                                                 43,401                      25,997
Accrued interest receivable                                       1,617                       1,170
Other assets                                                        834                         834
                                                            -----------                 -----------
Total assets                                               $    258,893                $    195,063
                                                            ===========                 ===========


LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:

   Repurchase facility payable                             $    105,717               $      87,880
   Warehouse facility payable                                    17,660                       8,788
   Interest rate derivatives                                      1,234                          --
   Accrued interest payable                                         292                          60
   Accounts payable and accrued expenses                            459                         762
   Due to Advisor and affiliates                                    655                         690
   Distributions payable                                          3,335                       2,545
                                                            -----------                 -----------
Total liabilities                                               129,352                     100,725
                                                            -----------                 -----------


Shareholders' equity:
   Shares of beneficial interest                                    871                         674
   Treasury shares of beneficial interest                           (38)                        (38)
   Additional paid-in capital                                   126,746                      99,470
   Distributions in excess of net income                        (14,587)                    (14,471)
   Accumulated other comprehensive income                        16,549                       8,703
                                                            -----------                 -----------
Total shareholders' equity                                      129,541                      94,338
                                                            -----------                 -----------
Total liabilities and shareholders' equity                 $    258,893                $    195,063
                                                            ===========                 ===========

              AMERICAN MORTGAGE ACCEPTANCE COMPANY AND SUBSIDIARIES
                        Consolidated Statements of Income
                 (Dollars in thousands except per share amounts)
                                   (Unaudited)



                                                           ====================================
                                                                   Three Months Ended
                                                                          June 30,
                                                           ------------------------------------
                                                                2003                 2002
                                                           ------------------------------------

Revenues:
   Interest income:
     Debt securities                                      $         1,980        $        1,370
     Mortgage loans                                                   356                   609
     Notes receivable                                                 878                   627
     Temporary investments                                              7                    13
   Other income                                                        82                    76
                                                           --------------         -------------

     Total revenues                                                 3,303                 2,695
                                                           --------------         -------------

Expenses:
   Interest                                                           643                   307
   General and administrative                                         182                   164
   Fees to Advisor                                                    456                   371
   Amortization and other                                              49                    --
   Fannie Mae loan program                                             --                     3
                                                           --------------         -------------

     Total expenses                                                 1,330                   845
                                                           --------------         -------------

   Other gain:
     Equity in earnings of ARCap                                      600                   608
                                                           --------------         -------------

Net income                                                $         2,573        $        2,458
                                                           ==============         =============

   Net income per share (basic and diluted)               $          0.32        $         0.39
                                                           ==============         =============

   Weighted average shares outstanding
     Basic                                                      8,144,259             6,363,630
                                                                =========             =========
     Diluted                                                    8,158,524             6,363,630
                                                                =========             =========




Certain statements in this press release may constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are detailed in AMAC's prospectus dated April 3, 2003, in connection with its recent offering of common shares, and in its other filings with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this press release. AMAC expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in AMAC's expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

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